UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PINEAPPLE FINANCIAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PINEAPPLE FINANCIAL INC.

Unit 200, 111 Gordon Baker Road, Toronto, Ontario

Canada M2H 3R1

Date:	February 21, 2025

To:	Stockholders of PINEAPPLE FINANCIAL INC.

Re:	Update on 2025 Annual Meeting

Dear Stockholders,

We are writing to inform you that Pineapple Financial Inc. (the “Company”) has made an important update regarding its Annual Meeting (the “Meeting”).

The Company printed the Notice, Proxy Statement, a proxy card, the annual report of the Company on Form 10-K for the fiscal year ended August 31 2024 and an envelope to return the proxy card (the “Meeting Materials”) and delivered them to the appropriate parties for mailing to registered and beneficial shareholders in accordance with regulatory requirements. However, due to an administrative error, the Company decided to postpone the Meeting that was originally scheduled to be held on Friday, February 28, 2025, at 9:30 a.m. Eastern Time, to be held at Unit 200, 111 Gordon Baker Road, Toronto, Ontario, M2H 3R1.

The Meeting has been postponed to Friday, March 7, 2025, to ensure U.S. Securities and Exchange Commission requirements are met. The Meeting will be held at the same time and location.

Meeting Materials

The Meeting Materials include annual matters to elect five directors and to ratify the appointment of the Company’s current auditor, MNP LLP. The Meeting Materials have been filed on the Company’s EDGAR profile at https://www.sec.gov/edgar/browse/?CIK=0001938109 and are also available on the Endeavor Trust Corporation website at https://www.eproxy.ca/PineappleFinancial/2025AGM/.

Proxy Voting Deadline

Please note that the updated deadline for proxy voting is 9:30 a.m. Eastern Time on March 5, 2025. If you have already returned your completed proxy card or voted by mail, internet or by fax, no further action is required.

Contact Information

If you are a registered shareholder, and require further information with regards to the Meeting, please contact Endeavor Trust Corporation at 1-888-787-0888, by fax: (604) 559-8908; or by email: proxy@endeavortrust.com.

If you hold shares through an intermediary such as a brokerage firm, please contact your intermediary directly for further information regarding the Meeting.

We appreciate your understanding and continued support as we work to ensure that all stockholders are fully informed and able to participate in this Meeting.

Sincerely,

/s/ Shuba Dasgupta
Shuba Dasgupta
Chief Executive Officer
Pineapple Financial Inc.
Telephone:	+1 (416) 669-2046
Website:	https://gopineapple.com/